EXHIBIT 10.1

THIRD MODIFICATION AGREEMENT

THIS THIRD  MODIFICATION AGREEMENT (the “Modification Agreement”), dated as of March 11, 2010 by and between CAS MEDICAL SYSTEMS, INC., a Delaware corporation having its chief executive office at 44 East Industrial Road, Branford, Connecticut (the “Borrower”) and NEWALLIANCE BANK, a Connecticut stock savings bank with a place of business at 195 Church Street, New Haven, Connecticut 06510 (the “Bank”).

W I T N E S S E T H

WHEREAS, the Borrower executed a Commercial Revolving Promissory Note in the original stated principal amount of Ten Million Dollars ($10,000,000.00) dated February 11, 2008, as modified by a Debt Modification Agreement (the “First Modification”) from Borrower dated December 31, 2008, and as further modified by a Second Modification Agreement between Bank and Borrower executed April 3, 2009 (the “Second Modification”) (said Commercial Revolving Promissory Note, as modified by the First Modification and Second Modification , herein called the “Note” and the loan evidenced by the Note herein called the “Loan”); and

WHEREAS the Note was issued pursuant to a Commercial Loan Agreement dated February 11, 2008 between Borrower and Bank, including a Commercial Loan Agreement Addendum (“Addendum”) also dated February 11, 2008 between Borrower and Bank, which said Commercial Loan Agreement, including the Addendum, was modified by the First Modification and the Second Modification (said Commercial Loan Agreement, including the Addendum, as modified by the First Modification and Second Modification herein called the “Loan Agreement”); and

WHEREAS pursuant to the Loan Agreement, the maximum principal amount of the Loan permitted to be outstanding at any time pursuant to the Loan Agreement was reduced to Five Million Dollars, and subject to such further requirements and limitations as are set forth in the Loan Agreement;

WHEREAS, Borrower’s obligations to the Bank, including those under the Note and Loan Agreement are secured inter alia by a security interest in the Collateral, as defined in the Security Agreement (as modified by the First Modification and Second Modification, the “Security Agreement”) from Borrower to Bank dated February 11, 2008, and herein also called the “Collateral;” and

WHEREAS, in connection with the Loan, Borrower executed and delivered various other documents, instruments and/or indemnities to Bank (said documents, instruments and indemnities, including without limitation, the Note, the Loan Agreement, the Security Agreement, the Loan Documents as defined in the Loan Agreement, and all other documents evidencing, securing, or relating to the Loan, collectively called the “Loan Documents”); and

WHEREAS, Borrower has requested a modification of the Loan Documents in order to amend the Debt Service Coverage Ratio covenant contained in the Loan Agreement, to extend the maturity of the Loan and to consider certain assets of Statcorp, Inc. (“Statcorp”), a Delaware corporation and a subsidiary of Borrower, in determining the Borrowing Base under the Loan Agreement, and the Bank is willing to amend the Loan Documents subject to and on the terms and conditions set forth herein.

NOW, THEREFORE in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.
Borrower acknowledges and agrees that (i) as of the date hereof and before giving effect to any Advance made this date under the Loan Agreement, or other transactions occurring as of the date hereof,  including any checks presented for payment or electronic funds transfers or loan sweeps made as of the date hereof, the outstanding principal balance due Bank under the Note isTwo Million One Hundred Twenty Nine Thousand One Hundred One and 35/100 Dollars ($2,129,101.35); and (ii) the said principal balance is due and owing to the Bank under the Note, without defense, offset or counterclaim.

2.	The Note is hereby modified as follows:

a)  The Note shall mature on April 1, 2011, which date shall constitute the “Maturity Date” as defined in the Note.

b)  To indicate that commencing March 11, 2010, and continuing thereafter the annual interest rate on the Note shall be equal to the greater of (a) the Base Rate (as hereafter defined) in effect from time to time, plus two percentage points (2.00%) or (b) five percent (5.00%) (“Floor Rate”).  The Base Rate is subject to change on a daily basis.  Whenever the Base Rate changes, the interest rate on the Note is subject to change without notice or demand, so that the annual interest rate on the outstanding principal balance of the Note will at all times be equal to the greater of (a) the Base Rate plus 2.00% or (b) the Floor Rate.  The term “Base Rate” shall mean the rate designated from time to time by the Bank as its “Base Rate.”  The Base Rate is not necessarily the best or lowest interest rate charged by the Bank.  Notwithstanding the foregoing, after the occurrence of an Event of Default, as defined in the Note, or after the Maturity Date as defined in the Note, and including the period after any judgment has been rendered with respect to the Note, the interest rate on the outstanding principal balance of the Note shall be three percentage points (3.0%) per annum higher than the rate of interest otherwise payable under the Note.

c)  To indicate that interest on the outstanding principal balance of the Note shall be due and payable monthly in arrears on the first day of each calendar month.  If not sooner paid, all outstanding principal under the Note, together with accrued but unpaid interest shall be due and payable in full on April 1, 2011, unless extended in writing by the holder of the Note, in its sole and absolute discretion, upon terms and conditions acceptable to that holder.

d)  To indicate that references therein to the “Commercial Loan Agreement” or the “Agreement” shall mean the “Loan Agreement” as that term is defined in this Modification Agreement, as modified by this Modification Agreement, as the same may be further amended and/or restated from time to time.

3.	The Loan Agreement is modified as follows:

a)  Section 1.1 of the Loan Agreement is modified to provide as follows:

Upon and subject to the terms and conditions set forth in this Agreement, the Bank agrees to lend to Borrower, and the Borrower may borrow from the Bank, from time to time (the “Loan”), up to the principal amount (hereinafter referred to as the “Borrowing Base”) which is the lesser of:

a.            The sum of:

(1)         Seventy-Five Percent (75.00%) of the Borrower’s Eligible Receivables and Seventy-Five Percent (75.00%) of Statcorp Eligible Receivables (as hereafter defined); AND

(2)         the lesser of two million five hundred thousand dollars ($2,500,000.00) or Thirty Percent (30.00%) of the Borrower’s Eligible Inventory plus Thirty Percent (30.00%) of the Statcorp Eligible Inventory (as hereafter defined);

OR

b.         FIVE MILLION DOLLARS ($5,000,000.00).

which amount the Borrower may borrow, repay and reborrow until the Maturity Date, as hereinafter defined, subject to the terms and conditions hereof; provided however, the maximum principal amount of the Loan outstanding at any one time shall not exceed the Borrowing Base. The term “Statcorp Eligible Receivables” shall mean “Eligible Receivables,” as defined in the Security Agreement from Statcorpto Bank dated March 11, 2010, as the same may be amended and/or restated from time to time (“Statcorp Security Agreement”) and the term “Statcorp Eligible Inventory” shall mean “Eligible Inventory,” as defined in the Statcorp Security Agreement.

b)           The second and third paragraphs of Section 1.2 are modified to provide as follows:

In addition to the forgoing, Borrower shall have no right to obtain any Advance which if made would result in the principal balance of the Loan exceeding the Borrowing Base. Nothing herein shall be construed to require the Bank to lend up to the Borrowing Base, and nothing shall prohibit the Bank from lending in excess of the Borrowing Base.

In the event the Borrowing Base is exceeded at any time, Borrower shall pay such excess amount on demand.

c)           Section 3.1(c) of the Loan Agreement is modified to provide as follows:

Borrower shall have no right to obtain any Advance, which if made would result in the principal balance of the Loan exceeding the Borrowing Base.

d)           Section 3.1(c) is modified to indicate that “Eligible Inventory” shall no longer include work-in-process (other than raw materials and finished goods which would otherwise constitute Eligible Inventory) and to further indicate that Eligible Inventory shall not include slow moving Inventory, as determined by the Bank.  All other requirements of “Eligible Inventory” shall remain unchanged.

e)           Section 3.1(c) is further modified to indicate that in addition to the requirements set forth in the definition of “Eligible Receivables,” Eligible Receivables shall not include all of the accounts owed by an account debtor where fifty percent (50.00%) or more of all of the accounts owed by that account debtor are past due more than the 90 days from the invoice date ; or (ii) any account from an account debtor located outside of the United States, unless supported by foreign credit insurance or a letter of credit which has been assigned to Bank, in both instances acceptable to the Bank, in its sole and absolute discretion, or unless otherwise agreed to by Bank.  Section 3.1(c) is further modified to indicate that in addition to the requirements set forth in the definition of  “Eligible Inventory,”  Eligible Inventory shall not include Inventory which is not in Debtor’s possession and control or Inventory which is not located at the locations known as 14476-701 Duval Place West, Jacksonville, FL 32218, or 30- 38 and  40- 44 East Industrial Road, Branford , CT, unless otherwise agreed to by the Bank.

f)           Section 4.2 of the Loan Agreement is modified to provide as follows:

Borrowing Base Certificates and Reports shall be delivered to the Bank concurrently with any request for an Advance and also monthly on the fifteenth day of each month. Said monthly Borrowing Base Certificates and Reports shall show the status of Inventory and Accounts of Borrower and Statcorp, on a consolidated basis (and Eligible Inventory and Statcorp Eligible Inventory, on a consolidated basis, and Eligible Receivables and Statcorp Eligible Receivables, on a consolidated basis) as of the last business day of the preceding month.  Such Borrowing Base Certificates and Reports submitted at the time of a request for an Advance, shall reflect Inventory and Accounts of Borrower and Statcorp, on a consolidated basis (and Eligible Inventory and Statcorp Eligible Inventory, on a consolidated basis,  and Eligible Receivables and Statcorp Eligible Receivables, on a consolidated basis) as of the close of business on the last business day preceding the date of the request for Advance. The Borrowing Base Certificates and Reports shall be in such form and detail as the Bank may require. Upon request of the Bank from time to time, the Borrower shall deliver a Borrowing Base Report reflecting Inventory and Accounts of Statcorp and Borrower on a non-consolidated basis as well as Eligible Inventory, Statcorp Eligible Inventory, Eligible Receivables and Statcorp Eligible Receivables, on a non- consolidated basis.

Without limiting the foregoing, in order to verify the validity of any Borrowing Base Certificate, Borrower shall, upon the request of Bank, promptly furnish Bank with copies of Borrower’s purchase orders, sales journals, invoices, chattel paper, customer’s purchase orders, or the equivalent, and original shipping or delivery receipts for all Inventory purchased and goods sold, and Borrower shall warrant the genuineness thereof. In addition, Borrower shall provide Bank, on a quarterly basis, commencing on July 15, 2010 and on the fifteenth day of each calendar quarter thereafter, a report identifying the location of and all names and addresses of all persons or entities other than the Borrower or Statcorp, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral as defined in the Security Agreement and the Statcorp Security Agreement consisting of instruments, chattel paper, inventory or equipment.  Such reports shall, at the request of Bank, contain an estimate of the value of such Collateral located at such locations.

g)           Section 3.1 (d)  is modified to provide as follows:

In the event the Borrowing Base is exceeded at any time, Borrower shall pay such excess amount on demand.  Nothing herein shall be construed to require the Bank to lend up to the Borrowing Base, and nothing shall prohibit the Bank from lending in excess of the Borrowing Base.

h)           Section 4.3(c) of the Loan Agreement is modified to provide as follows:

Borrower and Statcorp’s accounts receivable agings on a consolidated basis in form and detail satisfactory to Bank, shall be provided to Bank on the fifteenth day of each month and at the time of each request for an Advance. Such monthly agings shall show the aging of accounts for Borrower and Statcorp on a consolidated basis as of the last business day of the preceding month.  Such agings submitted at the time of a request for an Advance, shall reflect the aging of accounts for Borrower and Statcorp on a consolidated basis as of the close of business on the last business day preceding the date of the request for Advance.  Upon request of Bank from time to time, Borrower shall deliver agaings for a Borrower and Statcorp on a non-consolidated basis.

i)           Section 4.5 of the Loan Agreement is modified to provide as follows:

The Borrower shall maintain a minimum Debt Service Coverage Ratio of 1.25 to 1.0 as of March 31, 2010 and thereafter (tested quarterly on a year-to-date basis).  The Debt Service Coverage Ratio shall be defined as (earnings before interest expense, taxes, depreciation and amortization) divided by (current maturities of long term debt plus interest expense), all as determined in accordance with generally accepted accounting principles.

j)           The Loan Agreement is modified to indicate that the term “Borrowing Base” as used in the Loan Agreement, shall have the meaning of “Borrowing Base” set forth in Section 3a of this Modification Agreement.

k)           The Loan Agreement is modified to indicate that references to the Note therein shall mean the “Note,” as that term is defined in this Modification Agreement, as modified by this Modification Agreement, as the same may be further amended and/or restated from time to time; and references to the Security Agreement therein shall mean the “Security Agreement,” as that term is defined in this Modification Agreement, as modified by this Modification Agreement, as the same may be further amended and/or restated from time to time.

l)           The terms of the Addendum (as defined in this Modification Agreement) shall no longer be in effect.

m)           The following shall be added to the Loan Agreement as Section 4.18:

The Bank shall have the right to perform examinations and audits of the Collateral for the Loan, from time to time at the Borrower’s expense, including without limitation, Borrower’s books and records, accounts, purchase orders, sales journals, invoices, chattel paper, customer’s purchase orders, or the equivalent, and original shipping or delivery receipts for all inventory purchased and goods sold. In addition, the Bank shall have the right to require the establishment of a lockbox by Borrower at the Bank and a blocked account for the collection of Borrower’s accounts and other receivables, on terms satisfactory to the Bank and at the expense of the Borrower. The Bank shall also have the right to notify account debtors of Borrower upon or at any time after the occurrence of an Event of Default, to pay accounts and other receivables directly to the Bank.  Borrower shall pay to the Bank, upon demand, all fees, costs and expenses incurred or charged by Bank in connection with any such examination, audit, lockbox, and notification.

n)           The Loan Agreement is modified to indicate that all references therein to the “Loan Document” or “Loan Documents” shall mean collectively and individually the Note, Loan Agreement, the Security Agreement, the Statcorp Security Agreement, the Statcorp Guaranty, all as defined in this Modification Agreement, as the same may be amended/or restated from time to time, including by this Modification Agreement, and all other documents now or hereafter evidencing, securing, guarantying or relating to the loan evidenced by the Note, as amended by this Modification Agreement, and as the same may be further amended and/or restated from time to time, or any guaranty thereof, and including this Modification Agreement. The Loan Agreement is further modified to indicate that all references therein to the “Statcorp Guaranty” shall have the meaning ascribed to it in this Modification Agreement.

o)           The Loan Agreement is modified to indicate that in addition to the Events of Default set forth in Section 6 thereof, each of the following shall constitute an Event of Default and the Cure Right shall not be applicable to any of the following:

(i) Statcorp’s failure to keep in force any insurance required under the Statcorp Security Agreement; or (ii) Statcorp shall cease to legally exist; or (iii)  the dissolution of the Statcorp or the  filing by or against Statcorp of any petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of Statcorp as bankrupt, or the making of an assignment for the benefit of creditors, or the appointment of a receiver for any part of any of Statcorp’s properties; or (iv) any material change in the structure of Statcorp’s business operations which in the reasonable judgment of the Bank materially and adversely affects the ability of the Statcorp to pay or perform under any of the Loan Documents or otherwise impairs any security of the Bank; or (v) any merger or consolidation of Statcorp with or into another entity or any spinoff or reorganization of Statcorp; or (vi) the occurrence of a default or an Event of Default (as defined therein) under, or demand for payment of the Statcorp Security Agreement, the Statcorp Guaranty or any other existing or future agreement from Statcorp in favor of Bank; or (vii) there is a material adverse change in the condition or affairs (financial or otherwise) of Statcorp, or a material adverse change (financial or otherwise) in the collateral which secures any obligations of Statcorp to Bank, and such change causes the Bank, in good faith, to deem itself insecure with respect to the repayment and performance of any obligations of Statcorp to Bank; or (viii) any representation or warranty made by the Statcorp in any of the Loan Documents, or in any existing or future agreement from Statcorp in favor of Bank shall be incorrect or untrue in any material respect as of the date when made, or any statement, certificate or data furnished by the Borrower in connection with the Loan or any said existing or future agreement shall be incorrect or untrue in any material respect as of the date thereof or as of the date specified therein, as the case may be; or (ix) any default in this Modification Agreement; or (x) the failure to keep, perform or carry out the Statcorp Guaranty.

4.           Borrower represents and warrants that the only commercial tort claims it has as of the date hereof are described on Schedule 4 attached hereto and incorporated herein (“Tort Claims”). To secure the Obligations as defined in the Security Agreement, as amended by this Modification Agreement, Borrower hereby grants to the Bank a security interest in the Tort Claims.  Borrower agrees that the Tort Claims shall constitute “Collateral” as defined in the Security Agreement and that Bank shall have all rights with respect to the Tort Claims, as it has under the Security Agreement with respect to the other Collateral described in the Security Agreement, as amended hereby and the Security Agreement is amended to include in the definition of “Collateral” therein, the Tort Claims.

5.             A.  Borrower shall deliver to Bank contemporaneously herewith  a Trademark and Letters Patent Security Agreement (“Patent Assignment”) providing to Bank a first priority collateral assignment, lien and security interest in all intellectual property of the Borrower, including, without limitation, patents, trademarks and copyrights of Borrower and pending applications therefor. The Patent Assignment shall be in form and substance satisfactory to Bank. Such Patent Assignment shall be filed in the U.S. Patent/Trademark Officer (“PTO”) and any other governmental officers as the Bank may require.  Borrower shall provide Bank with such searches of the PTO and other governmental offices as Bank may require, at the Borrower’s expense, to confirm that Bank has a first priority collateral assignment, lien and security interest in all intellectual property of the Borrower.

B.  Borrower shall also cause to be delivered to the Bank the Statcorp Security Agreement and a Guaranty from Statcorp (as the same may amended and/or restated from time to time, the “Statcorp Guaranty”) both dated the date hereof and both in form and substance satisfactory to the Bank.

6.           The Loan Documents are hereby reaffirmed and modified to incorporate the terms contained in this Modification Agreement.  Any default in this Modification Agreement shall be an Event of Default as defined in the Loan Agreement. The Borrower acknowledges and agrees that without limiting any other rights or remedies available to the Bank at law, equity or by contract, upon the occurrence of an Event of Default, as defined in or under the Note or Loan Agreement, or the failure to comply with the terms of this Modification Agreement, the entire principal balance of the Note, with accrued interest thereon shall, at the option of holder of the Note, become due and payable forthwith without demand or notice.

7.           The Borrower reaffirms all its representations, warranties, covenants (both affirmative and negative), waivers and indemnities contained in the Loan Documents, as modified hereby.  All of the representations and warranties set forth in the Loan Documents are true and correct as if made on the date of execution of this Agreement except as waived in the Waiver Letter.

8.           The Borrower represents, acknowledges and affirms that it has no claim, defense, offset or counterclaim whatsoever against Bank with respect to the Note, the Loan Agreement, or any other Loan Document, or the modifications made herein, and that Bank is relying on this representation in agreeing to said modifications.  The Borrower further acknowledges that Bank would not agree to said modifications unless the Borrower made the representations contained in this paragraph, and elsewhere in this Modification Agreement, freely and willingly, after due consultation with its attorneys.  Borrower further represents that this Modification Agreement, and all of the Loan Documents executed by it, are its valid and binding obligations and enforceable in accordance with their terms and further represents that except as waived in the Waiver Letter, no Event of Default (as defined in the Loan Agreement or any Loan Document) has occurred nor has there occurred any event or condition which, with the giving of notice or the passage of time or both would constitute an Event of Default.

9.           In furtherance of the immediately preceding paragraph, Borrower, as of the date of this Modification Agreement, releases, and forever discharges the Bank, its officers, agents, successors and assigns, from any and all claims, actions, causes of action, obligations and liabilities of any kind known or unknown which the Borrower has or may have as of the date  hereof, whether relating to the Note, the Loan Agreement, any of the Loan Documents or any of the transactions contemplated hereby or consummated in connection herewith, or any negotiations in connection with any of the foregoing, or otherwise.

10.         The Borrower agrees that nothing contained herein shall in any way impair the Note, Loan Agreement, the Security Agreement or any other Loan Document, and the Collateral shall remain in all respects subject to the lien, charge and encumbrance of the Security Agreement.  The Borrower further agrees that nothing contained herein or modified pursuant to this Modification Agreement shall affect or be construed to affect the lien, charge or encumbrance of the security interests granted by the Borrower or the priority thereof, over other liens, charges and encumbrances, or release or affect the liability of any other party or parties who may now or hereafter be liable under, pursuant to, or on account of the Note, the Loan Agreement and/or the other Loan Documents. The Borrower acknowledges, confirms and agrees that (i) the Security Agreement and the security interest in the Collateral granted to the Bank pursuant to the Security Agreement, as modified hereby, secure among other things, and without limiting the terms of the Security Agreement, as modified hereby, the Borrower’s obligations under this Modification Agreement, as well as the other Loan Documents; and (ii) the “Obligations” as defined in the Security Agreement, include, without limitation, all liabilities, obligations, indebtedness, duties, and covenants of the Borrower under this Modification Agreement, and under the Note and the Loan Agreement, both as modified by this Modification Agreement.

11.           Borrower acknowledges and agrees that it is not permitted to sell or otherwise dispose of any Collateral, as defined in the Security Agreement, as amended hereby (other than the sale of inventory in the ordinary course of Borrower’s business), without the prior written consent of the Bank, in the Bank’s sole discretion. To the extent the Bank shall in future, in its sole and absolute discretion, provide its written consent to any sale or disposition of the Collateral, the Bank may, at its option and without limiting any of its rights, condition its consent on the Borrower’s payment to the Bank of the proceeds from the sale or disposition and shall have the right, in its sole and absolute discretion, to apply such proceeds to any of Borrower’s then outstanding obligations to the Bank, which may include the Loan or any other loans or obligations outstanding from Borrower to the Bank.

12.            Concurrently with the execution and delivery of this Agreement by the Bank and the Borrower, the Bank shall deliver a letter substantially in the form set forth in Schedule A attached hereto and made a part hereof (“Waiver Letter”) in connection with the testing of the Debt Service Coverage Ratio as of  December 31, 2009 under the Loan Agreement.   Borrower shall pay Bank, concurrently with the execution and delivery of this Agreement and the Waiver

Letter by Bank and the Borrower, a fee (“Waiver Fee”) in the amount of twenty-five thousand dollars ($25,000.00), to induce Bank to issue the Waiver Letter.

13.         Borrower shall pay a fee of fifty thousand dollars ($50,000.00) to the Bank on the date of execution of this Modification Agreement by Borrower, in consideration of and as set forth in the Bank’s issuance of the commitment letter dated February 19, 2010 (“Commitment Letter”) relating to the modifications described  herein (the “Commitment Fee”). The Borrower shall also pay, upon demand, all costs and expenses, including reasonable attorneys’ fees, incurred by Bank in connection with the Loan, including, without limitation, matters relating to the Debt Service Coverage Ratio and the transaction of which this Modification Agreement forms a part, including the preparation of this Modification Agreement and the closing of the transaction contemplated hereby.

14.         Capitalized terms not otherwise defined herein shall have the same meaning as in the document to which they refer.  Except as modified by this Modification Agreement, the Note, the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect.  Borrower shall keep and perform all of the terms and agreements contained in the Loan Documents, as modified by this Modification Agreement.

15.         This Modification Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.  This Modification Agreement may only be amended in writing.  If any term or provision of this Modification Agreement or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Modification Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Modification Agreement shall be valid and enforceable to the fullest extent permitted by law.  To the extent of any conflict between the Commitment Letter and this Modification Agreement, this Modification Agreement shall control.

16.         This Agreement may be signed in one or more counterparts all of which shall constitute one document and shall be construed under the laws of the State of Connecticut. The Recitals are incorporated herein.

17.         THE BORROWER ACKNOWLEDGES THAT THE NOTE, THE LOAN AGREEMENT, ALL LOAN DOCUMENTS AND THIS MODIFICATION AGREEMENT RESULT FROM A COMMERCIAL TRANSACTION AND THE BORROWER HEREBY WAIVES ANY RIGHT TO NOTICE OR HEARING UNDER THE CONSTITUTION OF THE UNITED STATES OR ANY STATE OR FEDERAL LAW,  INCLUDING CONNECTICUT GENERAL STATUTES SECTION 52-278a ET SEQ., AS NOW OR HEREAFTER AMENDED, OR ANY SUCCESSOR ACT OR ACTS THERETO, AND WAIVES ANY REQUIREMENTS FOR THE POSTING OF ANY BOND IN CONNECTION WITH ANY PREJUDGMENT REMEDY SOUGHT.  THE BORROWER AUTHORIZES THE ATTORNEY FOR ANY HOLDER OF THE NOTE TO ISSUE A WRIT FOR PREJUDGMENT REMEDY

WITHOUT COURT ORDER.  BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH ITS ATTORNEY.

18.         THE BORROWER WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH THE NOTE, THE LOAN AGREEMENT, ANY LOAN DOCUMENT, THIS MODIFICATION AGREEMENT OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS MODIFICATION AGREEMENT IS A PART AND/OR THE DEFENSE OR ENFORCEMENT OF ANY OF BANK’S RIGHTS OR REMEDIES.  BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH ITS ATTORNEY.

19.         Borrower will, upon demand, furnish to the Bank such further information, and will execute and deliver such instruments or documents, and will do all such acts as the Bank may, at any time or from time to time, reasonably request, or as may be necessary or appropriate to establish and maintain a valid and enforceable first priority security interest of the Bank in the Collateral, as defined in the Security Agreement, as modified hereby and in the Collateral, as defined in the Patent Assignment.

20.         Borrower shall cause to be delivered to the Bank  contemporaneously herewith (i) a legal opinion from Borrower’s counsel with respect to this Modification Agreement,  a current UCC Search of the Delaware Secretary of State and such other searches of governmental offices as the Bank may require, including a current search from the U.S. Patent/Trademark Office, all  in form and substance satisfactory to the Bank; and (ii) a current Certificate of Good Standing from the Delaware Secretary of State  as to Borrower, and a current Certificate of Authority to Transact Business, as to Borrower from the Connecticut Secretary of State and such other States as the Bank may require; and (iii) a resolution of the board of directors of the Borrower certified by the Secretary or other officer of the Borrower (other than Jeffery A. Baird) in form and substance satisfactory to the Bank, which among other things authorizes the Borrower’s entering into the transaction contemplated hereby  and its execution and delivery of this Modification Agreement and other documents as may be required by the Bank, including the Patent Assignment (iv) such other information, materials and documents as Bank may require, including without limitation, landlord consent agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Signed, Sealed and Delivered
In The Presence Of:
CAS MEDICAL SYSTEMS, INC.
/s/ Christian M. McNamara Christian M. McNamara

/s/ Judy K. Weinstein Judy K. Weinstein	By: /s/ Jeffery A. Baird Jeffery A. Baird Its: Chief Financial Officer

NEWALLIANCE BANK
/s/ Christian M. McNamara Christian M. McNamara

/s/ Judy K. Weinsten Judy K. Weinstein	By: /s/ Dante S. Fazzina Dante S. Fazzina Its Vice President

STATE OF CONNECTICUT COUNTY OF NEW HAVEN	) ) )	ss. New Haven March 11, 2010

Personally appeared Jeffery A. Baird, Chief Financial Officer of CAS MEDICAL SYSTEMS, INC., a Delaware corporation, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed as such officer and the free act and deed of said corporation, before me.

/s/ Christian M. McNamara Christian M. McNamara Commissioner of the Superior Court

STATE OF CONNECTICUT COUNTY OF NEW HAVEN	) ) )	ss. New Haven March 11, 2010

Personally appeared Dante S. Fazzina, Vice President, of NewAlliance Bank, a
Connecticut bank, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer and the free act and deed of said Bank, before me.

/s/ Judy K. Weinstein Judy K. Weinstein Commissioner of the Superior Court

SCHEDULE A

March 11, 2010
Mr. Jeffery Baird, CFO
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT  06405

Dear Mr. Baird:

Reference is made to the Commercial Loan Agreement between CAS Medical Systems, Inc. (“Borrower”) and NewAlliance Bank (“Bank”) dated February 11, 2008, as modified by a Debt Modification Agreement (the “First Modification”) dated December 31, 2008, a Second Modification Agreement executed April 3, 2009 (the “Second Modification”) reducing the maximum principal amount of the loan made pursuant thereto to $5,000,000.00, and a Third Modification Agreement dated of even date herewith (the “Third Modification” and said Commercial Loan Agreement as so modified and described, herein called the “Loan Agreement”).  Pursuant to the Second Modification Agreement and other agreements from Borrower in favor of Bank, the Borrower was required to maintain a minimum Debt Service Coverage Ratio, as defined in the Second Modification, tested as of December 31, 2009, on a rolling four quarter basis, of 1.0x.

Borrower has requested that the Bank waive the testing of the Debt Service Coverage Ratio as of December 31, 2009, in conjunction with the execution of the Third Modification. This letter is issued pursuant to the Third Modification.

Accordingly, subject to the terms set forth in this letter and payment of the Waiver Fee as defined in the Third Modification, the Bank hereby waives the testing, as of December 31, 2009, (but not as to any future time) of the Debt Service Coverage Ratio, under the Loan Agreement and under any other agreements from Borrower, with or in favor of Bank (whether or not related to the Loan Agreement) which require the testing of the Debt Service Coverage Ratio as of December 31, 2009.  Such waiver shall not be effective as to the testing of the Debt Service Coverage Ratio at any time after December 31, 2009 in any document from the Borrower to the Bank, including the Loan Agreement.

Nothing contained in this letter shall be construed as a waiver of any default or Event of Default under or as defined in the above-referenced Loan Agreement or any other agreement from Borrower in favor of Bank, which may occur or exist on any future occasion and the Bank shall have no obligation to waive any such default or Event of Default or to waive or insist upon strict enforcement of any covenant in any agreement from Borrower in favor of the Bank. Upon any default or Event of Default under or as defined in any agreement from Borrower in favor of Bank, including the Loan Agreement, or upon demand for payment under any agreement from Borrower in favor of the Bank, the Bank shall be entitled to exercise all rights and remedies available at law equity and/or by contract.

Please sign below where indicated to evidence your agreement to the foregoing.

Sincerely, NewAlliance Bank By: Dante S. Fazzina Vice President Agreed and Accepted: CAS Medical Systems, Inc. By: Jeffery Baird Its: Chief Financial Officer	Date: March 11, 2010

Schedule 4 Commercial Tort Claims

On August 7, 2009, Somanetics Corporation (“Somanetics”) filed an action against CAS Medical Systems, Inc. (the “Company”) in the United States District Court for the Eastern District of Michigan alleging patent infringement, false advertising, and common law unfair competition and libel.  The complaint requests injunctive relief and unspecified monetary damages, including treble damages and reasonable attorneys’ fees.  On October 19, 2009, the Company answered the complaint, denying all allegations against it. In addition, the Company has asserted counterclaims against Somanetics for violation of the antitrust laws and for a declaration that the patents sued upon are invalid, unenforceable, and/or have not been infringed by the Company.

The term “Tort Claims” as used herein shall mean the following:

All commercial tort claims of Borrower against Somanetics Corporation, now owned or existing, or hereafter arising or acquired, including without limitation any and all counterclaims or claims of Borrower against  Somanetics Corporation now or hereafter asserted in, or in connection with that certain action, Somanetics Corporation v. CAS Medical Systems, Inc. U.S. District Court Eastern District of Michigan (Detroit) Case No. 09-cv-13110 Counter Claimant CAS Medical Systems, Inc. v. Counter Defendant Somanetics Corporation, and together with all damages arising from any and all of the foregoing, and proceeds of all of the foregoing.